Deloitte & Touche LLP
200 Berkeley Street
Boston, MA  02116-5022
USA
Tel:  + 617 437 2000
www.deloitte.com

October 16, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 77k of Form N-SAR-A and B of the
Pioneer Funds dated June 30, 2017 and have the
following comments:
1.	We agree with the statements made in the
first three sentences of the first paragraph
and the entirety of the second and third
paragraphs of Item 77k of the filing.
2.	We have no basis on which to agree or
disagree with the statements made in the last two sentences of the first paragraph, or the entirety of the fourth, fifth, and sixth paragraphs of Item 77k of the filing.
Yours truly,

/s/ Deloitte & Touche LLP

Boston, MA